EXHIBIT 99.1

Kona Grill, Inc. Reports Fourth Quarter and Full Year 2009 Results

SCOTTSDALE, Ariz., Feb. 10, 2010 (GLOBE NEWSWIRE) -- Kona Grill, Inc. (Nasdaq:KONA), an American grill and sushi bar, today reported results for its fourth quarter and full year ended December 31, 2009.

Fourth Quarter 2009 Highlights Include:

  Opened restaurant in Tampa, FL
  Restaurant sales increased 7.7% to $20.0 million
  Same-store sales decreased 8.1%
  Restaurant operating profit margin of 10.3%
  Net loss on a GAAP basis of $19.2 million, or $2.10 per share, including asset impairment and special charges totaling $17.6 million
  Net loss of $1.6 million, or $0.18 per share, excluding these aforementioned asset impairment and special charges

"While our fourth quarter results are indicative of the continued challenges to our business, we are encouraged by the sequential improvement in December same-store sales and guest counts, which were both our best performances of the year. These metrics are consistent with the beginning of 2010, and we are cautiously optimistic that we are experiencing the early signs of a recovery in our trends," said Marc Buehler, Chief Executive Officer of Kona Grill.

Buehler concluded, "To sustain this momentum, we have implemented multiple initiatives designed to drive guest frequency and increase brand awareness. These include menu changes to enhance our 'wow' factor, building our presence in social media, where we have already attracted thousands of 'fans' to our new Facebook page, and rolling out our new 'Konavore' loyalty program."

Fourth Quarter 2009 Financial Results

Restaurant sales increased 7.7% to $20.0 million from $18.6 million during the same quarter last year. The increase in restaurant sales during the fourth quarter reflects additional revenue from four restaurants opened during 2009. Same-store sales decreased 8.1% in the fourth quarter of 2009 from the fourth quarter of the prior year.

Average weekly sales for the 17 restaurants in the comparable base were $69,414 during the fourth quarter of 2009, compared to $75,511 in the prior year period. Average weekly sales for restaurants not in the comparable base that were open for the entire fourth quarter of 2009 were $57,219 versus $69,807 last year.

Net loss was $19.2 million, or $2.10 per share, including $16.9 million, or $1.85 per share, of non-cash asset impairment charges for underperforming restaurants and $0.7 million, or $0.07 per share, for special charges, including separation costs and legal fees associated with the Company's ongoing shareholder derivative suit. This compares to net loss of $5.4 million, or $0.67 per share, for the same period last year, based upon 8.0 million shares. Net loss for the prior-year quarter included $3.2 million, or $0.40 per share, of non-cash asset impairment charges for an underperforming restaurant, and $0.5 million, or $0.07 per share, for separation costs and other special charges.

Net loss, excluding asset impairment and special charges, was $1.6 million, or $0.18 per share, compared to net loss of $1.6 million, or $0.20 per share for the prior year period.

Full Year 2009 Financial Results

Restaurant sales increased 7.0% to $81.1 million during 2009 from $75.8 million last year, primarily reflecting restaurant sales from six restaurants opened since the fourth quarter of 2008, offset by a 9.3% decrease in same-store sales.

Net loss on a GAAP basis was $21.5 million, or $2.49 per share, including $16.9 million, or $1.95 per share, for non-cash asset impairment charges and $1.6 million, or $0.18 per share, for special charges, including separation costs, legal and valuation fees, and write-off associated with a lease amendment. Net loss for 2008 was $10.5 million, or $1.30 per share, including $3.5 million, or $0.43 per share, for discontinued operations associated with the closure of the Company's Naples, FL restaurant, and $3.2 million, or $0.40 per diluted share, for non-cash asset impairment charges.

Net loss excluding asset impairment and special charges was $3.8 million or $0.44 per share, compared to $3.2 million or $0.40 per share during 2008.

Financial Guidance

For the first quarter of 2010, the Company forecasts restaurant sales of $19.4 million to $20.4 million and a net loss of $1.1 million to $1.7 million, or $0.12 to $0.19 per share.  The Company anticipates opening one new restaurant in Baltimore, MD in the second half of 2010.

The Company expects its available cash and cash flow from operations will enable it to complete construction of the Baltimore, MD restaurant. The Company will only consider additional leases based upon significant economic opportunity and the availability of affordable debt capital or sufficient cash flow from operations.

Conference Call

The Company will host a conference call to discuss fourth quarter 2009 financial results today at 5:00 PM ET. The call will be webcast live from the Company's website at www.konagrill.com under the investor relations section.  Listeners may also access the call by dialing 888-233-7970 or 913-312-1510 for international callers. A replay of the call will be available until Wednesday, February 17, 2010, by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 2847064.

About Kona Grill

Kona Grill features American favorites with an international influence and award winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 24 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 15 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (West Palm Beach, Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, Sugar Land, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements

The financial guidance we provide for our first quarter 2010 results, statements about our beliefs regarding profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as "may," "will," "anticipates," "expects," "believes," "intends," "should," or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company's filings with the Securities and Exchange Commission.

KONA GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2009	2008
	(Unaudited)

ASSETS
Current assets	$10,105	$4,765
Long-term investments	--	6,491
Other assets	668	794
Property and equipment, net	39,190	53,504
Total assets	$49,963	$65,554

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$15,159	$12,418
Long-term obligations	16,821	17,538
Stockholders' equity	17,983	35,598
Total liabilities and stockholders' equity	$49,963	$65,554

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Restaurant sales	$19,999	$18,573	$81,095	$75,815
Costs and expenses:
Cost of sales	5,233	4,914	21,058	20,730
Labor	7,382	6,393	28,517	25,396
Occupancy	1,746	1,397	6,457	5,157
Restaurant operating expenses	3,588	2,846	13,156	11,314
General and administrative	2,062	2,459	8,200	8,416
Preopening expense	353	883	1,685	2,073
Depreciation and amortization	1,941	1,741	7,314	6,547
Asset impairment charge	16,915	3,219	16,915	3,219
Total costs and expenses	39,220	23,852	103,302	82,852
Loss from operations	(19,221)	(5,279)	(22,207)	(7,037)
Nonoperating income (expense):
Interest income and other, net	35	(75)	204	296
Interest expense	(21)	--	(174)	(51)
Loss from continuing operations before provision for income taxes	(19,207)	(5,354)	(22,177)	(6,792)
Provision for income taxes	--	--	65	205
Loss from continuing operations	(19,207)	(5,354)	(22,242)	(6,997)
Gain (loss) from discontinued operations, net of tax	--	(45)	690	(3,504)
Net loss	$(19,207)	$(5,399)	$(21,552)	$(10,501)

Net loss per share - basic and diluted(a):
Continuing operations	$(2.10)	$(0.67)	$(2.57)	(0.87)
Discontinued operations	--	--	0.08	(0.43)
Net loss	$(2.10)	$(0.67)	$(2.49)	$(1.30)

Weighted average shares used in computation(a):
Basic	9,144	8,003	8,645	8,054
Diluted	9,144	8,003	8,645	8,054

(a) For the purpose of computing the basic and diluted number of shares, we adjusted the number of common shares outstanding prior to June 9, 2009 by a factor of 1.2309 to reflect the impact of a bonus element associated with our rights offering of common stock issued to stockholders on June 9, 2009 (the date that the common stock was issued in conjunction with the stockholders' rights offering).

Reconciliation of net loss excluding asset impairment and special charges (1)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net loss	$(19,207)	$(5,399)	$(21,552)	$(10,501)
Asset impairment charge	16,915	3,219	16,915	3,219
Special charges included in general and administrative	655	538	1,566	538
(Gain) loss from discontinued operations, net of tax	--	45	(690)	3,504
Net loss excluding asset impairment and special charges	$(1,637)	$(1,597)	$(3,761)	$(3,240)

Net loss per share	$(2.10)	$(0.67)	$(2.49)	$(1.30)
Asset impairment charge	1.85	0.40	1.95	0.40
Special charges included in general and administrative	0.07	0.07	0.18	0.07
(Gain) loss from discontinued operations, net of tax	--	--	(0.08)	0.43
Net loss per share excluding asset impairment and special charges	$(0.18)	$(0.20)	$(0.44)	$(0.40)

(1) The Company believes excluding asset impairment and other special charges from its financial results is a useful measure to its investors as it provides a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.

Reconciliation of Restaurant Operating Profit to Loss from Operations

The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses. Restaurant operating profit does not include general and administrative expenses, depreciation and amortization, asset impairment charges, and preopening expenses.The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance.The Company uses restaurant operating profit as a key metric to evaluate its restaurants' financial performance compared with its competitors.Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to loss from operations.Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company's calculation of restaurant operating profit and a reconciliation to loss from operations, the most comparable GAAP measure (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Restaurant sales	$19,999	$18,573	$81,095	$75,815
Costs and expenses:
Cost of sales	5,233	4,914	21,058	20,730
Labor	7,382	6,393	28,517	25,396
Occupancy	1,746	1,397	6,457	5,157
Restaurant operating expenses	3,588	2,846	13,156	11,314
Restaurant operating profit	2,050	3,023	11,907	13,218
Deduct - other costs and expenses:
General and administrative	2,062	2,459	8,200	8,416
Preopening expense	353	883	1,685	2,073
Depreciation and amortization	1,941	1,741	7,314	6,547
Asset impairment charge	16,915	3,219	16,915	3,219
Loss from operations	$(19,221)	$(5,279)	$(22,207)	$(7,037)

	Percentage of Restaurant Sales		Percentage of Restaurant Sales
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Restaurant sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	26.2	26.5	26.0	27.3
Labor	36.9	34.4	35.2	33.5
Occupancy	8.7	7.5	8.0	6.8
Restaurant operating expenses	17.9	15.3	16.2	14.9
Restaurant operating profit	10.3	16.3	14.7	17.4
Deduct - other costs and expenses:
General and administrative	10.3	13.2	10.1	11.1
Preopening expense	1.8	4.8	2.1	2.7
Depreciation and amortization	9.7	9.4	9.0	8.6
Asset impairment charge	84.6	17.3	20.9	4.2
Loss from operations	(96.1)%	(28.4)%	(27.4)%	(9.3)%

Certain percentage amounts may not sum to total due to rounding
CONTACT:  ICR
          Investor Relations Contact:
          Raphael Gross
          203.682.8200